EXHIBIT 10.1

2013 PEPSICO ANNUAL LONG-TERM INCENTIVE AWARD

PEPSICO EQUITY PERFORMANCE UNITS / LONG-TERM CASH AWARD

TERMS AND CONDITIONS

These Terms and Conditions shall constitute an agreement (this “Agreement”), effective as of March 1, 2013 (the “Grant Date”), by and between PepsiCo, Inc., a North Carolina corporation having its principal office at 700 Anderson Hill Road, Purchase, New York 10577 (“PepsiCo,” and with its divisions and direct and indirect subsidiaries, the “Company”), and you (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Board of Directors and shareholders of PepsiCo have approved the PepsiCo, Inc. 2007 Long-Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan; and

WHEREAS, pursuant to the authority granted to it in the Plan, the Compensation Committee of the Board of Directors of PepsiCo (the “Committee”), at a meeting held on or prior to the Grant Date, duly authorized the grant to the Participant of PepsiCo equity performance units (“PEPunits”) and a long-term cash award (“LTC Award”) each with a March 1, 2013 Grant Date and in the respective amounts set forth in the award summary provided to the Participant by the Plan’s service provider (the “Award Summary”); and

WHEREAS, awards granted under the Plan are to be evidenced by an Agreement in such form and containing such terms and conditions as the Committee shall determine.

NOW, THEREFORE, it is mutually agreed as follows:

A. Terms and Conditions Applicable to PEPunits. These terms and conditions shall apply with respect to the PEPunits with a March 1, 2013 Grant Date granted to the Participant as indicated on the Award Summary.

1. Grant. In consideration of the Participant remaining in the employ of the Company and agreeing to be bound by the covenants of Paragraph C, PepsiCo hereby grants to the Participant, on the terms and conditions set forth herein, a target number of PEPunits as indicated on the Award Summary. All PEPunits granted hereunder are intended to be Performance Awards (as defined in the Plan) that satisfy the conditions for the Performance-Based Exception (as defined in the Plan) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Vesting and Payment. PEPunits may only vest while the Participant is actively employed by the Company. Subject to Paragraphs A.3 and A.4 below, the PEPunits earned in accordance with Paragraph A.3 shall vest on March 1, 2016 (the “Vesting Date”) and be paid as soon as practicable after such date (the “Payment Date”). PEPunits that become earned and payable shall be settled in shares of PepsiCo Common Stock, with the Participant receiving one share of PepsiCo Common Stock for each PEPunit earned. No fractional shares shall be delivered under this Agreement, and any fractional share that may be payable shall be rounded to the nearest whole share. Any amount that the Company may be required to withhold upon the settlement of PEPunits in respect of applicable foreign, federal (including FICA), state and local taxes, must be paid in full at the time of the issuance of shares. Unless the Participant makes other arrangements to satisfy this withholding obligation in accordance with procedures approved by the Company in its discretion, the Company will withhold shares to satisfy the required withholding obligation related to the settlement of PEPunits.

3. Earning and Forfeiture of PEPunits. Subject to the terms and conditions set forth herein, the number of PEPunits that are earned with respect to the 2013-2015 three year performance period (the “Performance Period,” which shall constitute a “Performance Period” as defined in the Plan) shall equal the product of (i) the target number of PEPunits set forth in the Award Summary, and (ii) the sum of (a) the Absolute Stock Price Adjustment and (b) the Relative TSR Adjustment, which, for the avoidance of doubt, may be positive or negative.

(a) Absolute Stock Price Adjustment. The Absolute Stock Price Adjustment shall equal the Premium Stock Factor minus 1. The Absolute Stock Price Adjustment shall be rounded to the second decimal and shall be applied in accordance with a performance scale established by the Committee and communicated to the Participant, subject to the following limitations: (i) under no circumstances shall the Absolute Stock Price Adjustment exceed 1.5; and (ii) if the Stock Price Return declines by 10% or more, the Absolute Stock Price Adjustment shall equal zero (0).

(b) Relative TSR Adjustment. The Relative TSR Adjustment shall increase or decrease the Absolute Stock Price Adjustment, and shall be determined based on the percentile ranking of PepsiCo’s total shareholder return for the Performance Period relative to an index of peer companies selected by the Committee, calculated in accordance with the method established by the Committee (“Relative TSR”). The Relative TSR Adjustment shall be rounded to the second decimal and subject to the following limitations: (i) if Relative TSR is greater than or equal to the 75th percentile, the Relative TSR Adjustment shall increase the Absolute Stock Price Adjustment by 0.25, but not above 1.75; and (ii) if Relative TSR is less than or equal to the 25th percentile, the Relative TSR Adjustment shall decrease the Absolute Stock Price Adjustment by 0.25, but not below zero (0). The Relative TSR Adjustment for Relative TSR performance between the levels identified in the preceding sentence shall be determined by straight-line interpolation.

(c) Notwithstanding the achievement of any performance targets established under Paragraphs A.3(a) and (b) above, no PEPunits shall vest or become payable if (a) the Stock Price Return declines by 10% or more; and (b) Relative TSR is less than or equal to the 50th percentile relative to the index of peer companies selected by the Committee pursuant to Paragraph A.3(b).

(d) In addition, for any PEPunits to vest or become payable the Committee must determine that the minimum level of performance established by the Committee with respect to a Performance Measure (as defined in the Plan) selected by the Committee for the Performance Period, and communicated to the Participant, has been met. If the Committee determines that the minimum level of performance has not been met, then no PEPunits held by any such Participant shall vest or become payable, and such PEPunits shall be forfeited and cancelled.

Notwithstanding the level of performance achieved with respect to such Performance Measure, the Committee has the discretion to reduce the number of PEPunits earned to reflect the level of performance achieved with respect to the performance targets established under Paragraphs A.3(a) and (b), above. The Committee’s right to exercise this discretion with respect to the number of PEPunits earned shall continue until the date on which the PEPunits are paid to the Participant.

Any PEPunits that are not earned in accordance with this Paragraph A.3 shall be forfeited and cancelled. Except in the case of death or Total Disability, the PEPunits for which a Participant has satisfied the performance criteria will be payable in one payment as soon as practicable after March 1, 2016.

4. Effect of Termination of Employment, Retirement, Death and Total Disability.

(a) Termination of Employment. PEPunits may vest and become payable only while the Participant is actively employed by the Company. Thus, vesting ceases upon the termination of the Participant’s active employment with the Company. Subject to subparagraphs 4(b), 4(c) and 4(d), all unvested PEPunits shall automatically be forfeited and cancelled upon the date that the Participant’s active employment with the Company terminates regardless of whether any such PEPunits have previously been earned in accordance with Paragraph A.3 above. An authorized severance leave of absence will not be treated as active employment, and, as a result, the vesting of PEPunits will not be extended by any such period.

(b) Retirement Prior to Age 62. If the Participant’s employment terminates prior to the Vesting Date by reason of the Participant’s Retirement prior to attaining at least age 62, then a whole number of the target PEPunits granted hereunder shall vest on the Participant’s last day of active employment with the Company, with such number determined in proportion to the Participant’s active service (measured in calendar days) during the period commencing on the Grant Date and ending on the Vesting Date (the “Vesting Period”). All PEPunits that vest in accordance with the foregoing sentence shall remain subject to the earning and forfeiture provisions of Paragraphs A.2 and A.3.

(c) Retirement on or After Age 62. If the Participant’s employment terminates by reason of the Participant’s Retirement after attaining at least age 62, then the PEPunits granted hereunder shall become fully vested on the Participant’s last day of active employment with the Company. All such vested PEPunits shall remain subject to the earning and forfeiture provisions of Paragraphs A.2 and A.3.

(d) Death or Total Disability. If the Participant’s employment terminates by reason of death or Total Disability, then the target number of PEPunits set forth in the Award Summary shall become fully vested on the Participant’s last day of active employment with the Company (which, for purposes of Total Disability, means the effective date of Total Disability), and shall be paid as soon as practicable following the date of termination.

(e) Transfers to a Related Entity. In the event the Participant transfers to a Related Entity and such transfer is arranged and approved by PepsiCo, the PEPunits shall continue to vest (and their time of payment shall be determined) after such transfer by treating the Participant’s employment with the Related Entity as employment with the Company for purposes of this Agreement. All such PEPunits shall remain subject to the earning and forfeiture provisions of Paragraphs A.2 and A.3.

5. No Rights as Shareholder. The Participant shall have no rights as a holder of PepsiCo Common Stock with respect to the PEPunits granted hereunder unless and until such PEPunits have been settled in shares of Common Stock that have been registered in the Participant’s name as owner.

B. Terms and Conditions Applicable to LTC Award. These terms and conditions shall apply with respect to the LTC Award with a March 1, 2013 Grant Date granted to the Participant as indicated on the Award Summary.

1. Grant. In consideration of the Participant remaining in the employ of the Company and agreeing to be bound by the covenants of Paragraph C, PepsiCo hereby grants to the Participant, on the terms and conditions set forth herein, an LTC Award in the target amount indicated on the Award Summary. The LTC Award granted hereunder is intended to be a Performance Award (as defined in the Plan) that satisfies the conditions for the Performance-Based Exception (as defined in the Plan) under Code Section 162(m).

2. Vesting and Payment. The LTC Award may only vest while the Participant is actively employed by the Company. Subject to Paragraphs B.3 and B.4 below, the LTC Award earned in accordance with Paragraph B.3 shall vest on the Vesting Date and be paid in cash as soon as practicable after such date (the “Payment Date”). Any amount that the Company may be required to withhold upon the settlement of the LTC Award in respect of applicable foreign, federal (including FICA), state and local taxes, must be paid in full at the time of payment. Unless the Participant makes other arrangements to satisfy this withholding obligation in accordance with procedures approved by the Company in its discretion, the Company will withhold a portion of the cash settlement amount of the LTC Award sufficient to satisfy any related required withholding obligation.

3. Earning and Forfeiture of LTC Award. The Participant can earn a specified percentage of the target amount of the LTC Award granted hereunder, determined based on the achievement of performance targets, and in accordance with a performance scale, established by the Committee. Any portion of the LTC Award that is not earned in accordance with this Paragraph B.3 shall be forfeited and cancelled. Subject to the terms and conditions set forth herein, the LTC Award shall be earned as follows:

(a) One-half of the LTC Award shall be earned based on and subject to the level of achievement with respect to a Performance Measure selected by the Committee for the Performance Period pursuant to the performance scale established by the Committee and communicated to the Participant. The Committee shall determine and certify the results of the level of achievement of such target.

(b) One-half of the LTC Award shall be earned based on and subject to the level of achievement with respect to a second Performance Measure selected by the Committee for the Performance Period pursuant to the performance scale established by the Committee and communicated to the Participant. The Committee shall determine and certify the results of the level of achievement of such target.

(c) Notwithstanding the achievement of any performance targets established under Paragraphs B.3(a) and (b) above, for any amount of the LTC Award to vest or become payable the Committee must determine that the minimum level of performance established by the Committee with respect to a third Performance Measure selected by the Committee for the Performance Period, and communicated to the Participant, has been met. If the Committee determines that the minimum level of performance has not been met, then no amount of the LTC Award held by the Participant shall vest or become payable, and the LTC Award shall be forfeited and cancelled.

Notwithstanding the level of performance achieved with respect to such Performance Measure, or the level of performance achieved with respect to the performance targets established under Paragraphs B.3(a) and (b) above, the Committee has the discretion to reduce the amount of the LTC Award to be paid. The Committee’s right to exercise this discretion with respect to the earned portion of the LTC Award shall continue until the date on which the LTC Award is paid to the Participant. Except in the case of death or Total Disability, the portion of the LTC Award with respect to which a Participant has satisfied the performance criteria will be payable in one payment as soon as practicable after March 1, 2016.

4. Effect of Termination of Employment, Retirement, Death and Total Disability.

(a) Termination of Employment. The LTC Award may vest and become payable only while the Participant is actively employed by the Company. Thus, vesting ceases upon the termination of the Participant’s active employment with the Company. Subject to subparagraphs 4(b) and 4(c), any unvested portion of the LTC Award shall automatically be forfeited and cancelled upon the date that the Participant’s active employment with the Company terminates regardless of whether any portion of such LTC Award has previously been earned in accordance with Paragraph B.3 above. An authorized severance leave of absence will not be treated as active employment, and, as a result, the vesting of any LTC Award will not be extended by any such period.

(b) Retirement Prior to Age 62. If the Participant’s employment terminates prior to the Vesting Date by reason of the Participant’s Retirement prior to attaining at least age 62, then a portion of the target LTC Award granted hereunder shall vest on the Participant’s last day of active employment with the Company, with such number determined in proportion to the Participant’s active service (measured in calendar days) during the Vesting Period. Any portion of an LTC Award that vests in accordance with the foregoing sentence shall remain subject to the earning and forfeiture provisions of Paragraphs B.2 and B.3 (with subparagraphs 3(a) and 3(b) of Paragraph B each being applied to one half of the LTC Award that vests in accordance with the foregoing sentence and with subparagraph 3(c) being applied to such vested portion of the LTC Award).

(c) Retirement on or After Age 62. If the Participant’s employment terminates by reason of the Participant’s Retirement after attaining at least age 62, then the LTC Award granted hereunder shall become fully vested on the Participant’s last day of active employment with the Company. Any such vested LTC Award shall remain subject to the earning and forfeiture provisions of Paragraphs B.2 and B.3.

(d) Death or Total Disability. If the Participant’s employment terminates by reason of death or Total Disability, then the target amount of the LTC Award set forth in the Award Summary shall become fully vested on the Participant’s last day of active employment with the Company (which, for purposes of Total Disability, means the effective date of Total Disability), and shall be paid as soon as practicable following the date of termination.

(e) Transfers to a Related Entity. In the event the Participant transfers to a Related Entity and such transfer is arranged and approved by PepsiCo, the LTC Award shall continue to vest (and the time of payment shall be determined) after such transfer by treating the Participant’s employment with the Related Entity as employment with the Company for purposes of this Agreement. Any such LTC Award shall remain subject to the earning and forfeiture provisions of Paragraphs B.2 and B.3.

C. Prohibited Conduct. In consideration of the Company disclosing and providing access to Confidential Information, as more fully described in Paragraph C.2 below, after the date hereof, the grant by the Company of the PEPunits and the LTC Award, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Participant and the Company, intending to be legally bound, hereby agree as follows.

1. Non-Competition and Non-Solicitation. The Participant hereby covenants and agrees that at all times during his or her employment with the Company and for a period of twelve months after the termination of the Participant’s employment with the Company for any reason whatsoever (including a termination due to the Participant’s Retirement), he or she will not, without the prior written consent of PepsiCo’s chief human resources officer or chief legal officer, either directly or indirectly, for himself/herself or on behalf of or in conjunction with any other person, partnership, corporation or other entity, engage in any activities prohibited in the following Paragraphs C.1(a) through (c):

(a) The Participant shall not, in any country in which the Company operates, accept any employment, assignment, position or responsibility, provide services in any capacity, or acquire any ownership interest that involves the Participant’s Participation in an entity that markets, sells, distributes or produces Covered Products, unless such entity makes retail sales or consumes Covered Products without in any way competing with the Company;

(b) With respect to Covered Products, the Participant shall not directly or indirectly solicit for competitive business purposes any customer or Prospective Customer of the Company called on, serviced by, or contacted by the Participant in any capacity during his or her employment; or

(c) The Participant shall not in any way, directly or indirectly (including through someone else acting on the Participant’s recommendation, suggestion, identification or advice), solicit any Company employee to leave the Company’s employment or to accept any position with any other entity.

Notwithstanding anything in this Paragraph C.1, the Participant shall not be considered to be in violation of Paragraph C.1(a) solely by reason of owning, directly or indirectly, up to five percent (5%) in the aggregate of any class of securities of any publicly traded corporation engaged in the prohibited activities described in Paragraph C.1(a).

2. Non-Disclosure. In order to assist the Participant with his or her duties, the Company shall continue to provide the Participant with access to confidential and proprietary operational information and other confidential information that is either information not known by actual or potential competitors, customers and third parties of the Company or is proprietary information of the Company (“Confidential Information”). Such Confidential Information shall include all non-public information the Participant acquired as a result of his or her positions with the Company that might be of any value to a competitor of the Company, or that might cause any economic loss or substantial embarrassment to the Company or its customers, bottlers, distributors or suppliers if used or disclosed. Examples of such Confidential Information include, without limitation, non-public information about the Company’s customers, suppliers, distributors and potential acquisition targets; its business operations, structure and methods of operation; its product lines, formulae and pricing; its processes, machines and inventions; its research and know-how; its production techniques; its financial data; its advertising and promotional ideas and strategy; information maintained in its computer systems; devices, processes, compilations of information and records; and its plans and strategies. The Participant agrees that such Confidential Information remains confidential even if committed to the

Participant’s memory. The Participant agrees, during the term of his or her employment and at all times thereafter, not to use, divulge, or furnish or make accessible to any third party, company, corporation or other organization (including but not limited to, customers, competitors, or governmental agencies), without the Company’s prior written consent, any Confidential Information of the Company, except as necessary in his or her position with the Company.

3. Return of Confidential Information and Company Property. The Participant agrees that whenever the Participant’s employment with the Company ends for any reason, (a) all documents containing or referring to the Company’s Confidential Information as may be in the Participant’s possession, or over which the Participant may have control, and all other property of the Company provided to the Participant by the Company during the course of the Participant’s employment with the Company will be returned by the Participant to the Company immediately, with no request being required; and (b) all Company computer and computer-related equipment and software, and all Company property, files, records, documents, drawings, specifications, lists, equipment, and similar items relating to the business of the Company, whether prepared by the Participant or otherwise, coming into the Participant’s possession or control during the course of his employment shall remain the exclusive property of the Company, and shall be delivered by the Participant to the Company immediately, with no request being required.

4. Misconduct. During the term of his or her employment with the Company, the Participant shall not engage in any of the following acts that are considered to be contrary to the Company’s best interests: (a) breaching any contract with or violating any obligation to the Company, including the Company’s Code of Conduct, Insider Trading Policy or any other written policies of the Company, (b) unlawfully trading in the securities of PepsiCo or of any other company based on information gained as a result of his or her employment with the Company, (c) committing a felony or other serious crime, (d) engaging in any activity that constitutes gross misconduct in the performance of his or her employment duties or (e) engaging in any action that constitutes gross negligence or misconduct and that causes or contributes to the need for an accounting adjustment to PepsiCo’s financial results.

5. Reasonableness of Provisions. The Participant agrees that: (a) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Paragraph C are ancillary or a part of; (b) the consideration provided by the Company under this Agreement is not illusory; (c) the restrictions contained in this Paragraph C are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company; and (d) the consideration given by the Company under this Agreement, including, without limitation, the provision by the Company of Confidential Information to the Participant, gives rise to the Company’s interest in the covenants set forth in this Paragraph C.

6. Repayment and Forfeiture. The Participant specifically recognizes and affirms that each of the covenants contained in Paragraphs C.1 through C.4 of this Agreement is a material and important term of this Agreement that has induced the Company to provide for the award of the PEPunits and the LTC Award granted hereunder, the disclosure of Confidential Information referenced herein, and the other promises made by the Company herein. The Participant further agrees that in the event that (i) the Company determines that the Participant has breached any term of Paragraphs C.1 through C.4 or (ii) all or any part of Paragraph C is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Participant and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company may in its sole discretion:

(a) cancel any unpaid PEPunits or any LTC Award granted hereunder; and

(b) require the Participant to pay to the Company the value (determined as of the date paid) of any PEPunits and any portion of any LTC Award granted hereunder that have been paid out.

7. Equitable Relief. In the event the Company determines that the Participant has breached or attempted or threatened to breach any term of Paragraph C, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate or (c) posting any bond with respect thereto) against the Participant prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.

8. Extension of Restrictive Period. The Participant agrees that the period during which the covenants contained in this Paragraph C shall be effective shall be computed by excluding from such computation any time during which the Participant is in violation of any provision of Paragraph C.

9. Acknowledgments. The Company and the Participant agree that it was their intent to enter into a valid and enforceable agreement. The Participant and the Company thereby acknowledge the reasonableness of the restrictions set forth in Paragraph C, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. The Participant further acknowledges that his or her skills are such that he or she can be gainfully employed in noncompetitive employment and that the agreement not to compete will not prevent him or her from earning a living. The Participant agrees that if any covenant contained in Paragraph C of this Agreement is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenants as reformed.

10. Provisions Independent. The covenants on the part of the Participant in this Paragraph C shall be construed as an agreement independent of any other agreement, including any employee benefit agreement, and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Participant against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

11. Notification of Subsequent Employer. The Participant agrees that the Company may notify any person or entity employing the Participant or evidencing an intention of employing the Participant of the existence and provisions of this Agreement.

12. Transfers to a Related Entity. In the event the Participant transfers to a Related Entity as a result of actions by PepsiCo, any reference to “Company” in this Paragraph C shall be deemed to refer to such Related Entity in addition to the Company.

D. Additional Terms and Conditions.

1. Adjustment for Change in Common Stock. In the event of any change in the outstanding shares of PepsiCo Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, spin-off or other similar corporate change, the Absolute Stock Price Adjustment and the number and type of shares to which the PEPunits held by the Participant relate shall be adjusted to such extent (if any), determined to be appropriate and equitable by the Committee.

2. Nontransferability. Unless the Committee specifically determines otherwise: (a) the PEPunits and LTC Award are personal to the Participant and (b) neither the PEPunits nor the LTC Award shall be transferable or assignable, other than in the case of the Participant’s death by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void.

3. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Covered Products” means any product that falls into one or more of the following categories, so long as the Company is producing, marketing, selling or licensing such product anywhere in the world: beverages, including without limitation carbonated soft drinks, tea, water, juice drinks, sports drinks, coffee drinks, energy drinks and value added dairy drinks; juices and juice products; dairy products; snacks, including salty snacks, sweet snacks, meat snacks, granola and cereal bars, and cookies; hot cereals; pancake mixes; value-added rice products; pancake syrup; value-added pasta products; ready-to-eat cereals; dry pasta products; or any product or service that the Participant had reason to know was under development by the Company during the Participant’s employment with the Company.

(b) “Closing Price” of a share of PepsiCo Common Stock on any date shall mean an amount equal to the closing sales price for a share of PepsiCo Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange on the date in question (or if no sales of Common Stock were made on said Exchange on such date, on the immediately preceding day on which sales were made on such Exchange).

(c) “Participation” shall be construed broadly to include, without limitation: (i) serving as a director, officer, employee consultant or contractor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces.

(d) The “Premium Stock Factor” shall equal twice the quotient obtained by dividing (i) the average of the Closing Prices on all trading days occurring during the 90 calendar day period prior to the Vesting Date by (ii) the product of (a) the average of the Closing Prices on all trading days occurring during the 90 calendar day period prior to the Grant Date and (b) 1.05n, where “n” equals the number of years included in the Performance Period.

(e) “Prospective Customer” shall mean any individual or entity of which the Participant has gained knowledge as a result of the Participant’s employment with the Company and with which the Participant dealt with or had contact with during the six (6) months preceding his or her termination of employment with the Company.

(f) “Related Entity” shall mean any entity (i) as to which PepsiCo directly or indirectly owns 20% or more, but less than a majority, of the entity’s voting securities, general partnership interests, or other voting or management rights at the relevant time and (ii) which the Committee or its delegate deems in its sole discretion to be a related entity at the relevant time.

(g) “Retirement” shall mean (i) early, normal or late retirement as used in the U.S. pension plan of the Company in which the Participant participates (if any) and for which the Participant is eligible pursuant to the terms of such plan or (ii) termination of employment after attaining at least age 55 and completing at least 10 years of service with the Company (or, if earlier, after attaining at least age 65 and completing at least five years of service with the Company), with the number of years of service completed by a Participant subject to clause (ii) to be calculated in accordance with administrative procedures established from time to time under the Plan.

(h) “Stock Price Return” shall equal the quotient obtained by dividing (i) the positive or negative difference between (a) the average of the Closing Prices on all trading days occurring during the 90 calendar day period prior to the Vesting Date minus (b) the average of the Closing Prices on all trading days occurring during the 90 calendar day period prior to the Grant Date; by (ii) the average of the Closing Prices on all trading days occurring during the 90 calendar day period prior to the Vesting Date.

(i) “Total Disability” shall mean being considered totally disabled under the PepsiCo Long-Term Disability Program (as amended and restated from time to time), with such status having resulted in benefit payments from such plan or another Company-sponsored disability plan and 12 months having elapsed since the Participant was so considered to be disabled from the cause of the current disability. The effective date of a Participant’s Total Disability shall be the first day that all of the foregoing requirements are met.

4. Notices. Any notice to be given to PepsiCo in connection with the terms of this Agreement shall be addressed to PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577, Attention: Senior Vice President, Total Rewards, or such other address as PepsiCo may hereafter designate to the Participant. Any such notice shall be deemed to have been duly given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal postal service.

5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to PepsiCo, whether by merger, consolidation or the sale of all or substantially all of PepsiCo’s assets. PepsiCo will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PepsiCo expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PepsiCo would be required to perform it if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom the PEPunits and LTC Award may be transferred by will or the applicable laws of descent and distribution.

6. No Contract of Employment; Agreement’s Survival. This Agreement is not a contract of employment. This Agreement does not impose on the Company any obligation to retain the Participant in its employ and shall not interfere with the ability of the Company to terminate the Participant’s employment relationship at any time. This Agreement shall survive the termination of the Participant’s employment for any reason. If an entity ceases to be a majority-owned subsidiary of PepsiCo for purposes of Rule 12b-2 of the Exchange Act or a Related Entity, such cessation shall, for purposes of this Agreement, be deemed to be a termination of employment with the Company with respect to any Participant employed by such entity, unless the Committee or its delegate determines otherwise in its sole discretion.

7. Registration, Listing and Qualification of Shares. The Committee may require that the Participant make such representations and agreements and furnish such information as the Committee deems appropriate to assure compliance with or exemption from the requirements of any securities exchange, any foreign, federal, state or local law, any governmental regulatory body, or any other applicable legal requirement, and PepsiCo Common Stock shall not be issued unless and until the Participant makes such representations and agreements and furnished such information as the Committee deems appropriate.

8. Amendment; Waiver. The terms and conditions of this Agreement may be amended in writing by the chief personnel officer or chief legal officer of PepsiCo (or either of their delegates); provided, however, that (i) no such amendment shall adversely affect the awards granted hereunder without the Participant’s written consent (except to the extent the Committee reasonably determines that such amendment is necessary or appropriate to comply with applicable law, including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which PepsiCo Common Stock is listed or quoted); and (ii) the amendment must be permitted under the Plan. The Company’s failure to insist upon strict compliance with any provision of this Agreement or failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not be deemed to be a waiver of such provision or any such right, power or remedy which the Board (as defined in the Plan), the Committee or the Company has under this Agreement.

9. Severability or Reform by Court. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

10. Plan Controls. The PEPunits, the LTC Award and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any guidelines, policies or regulations which govern administration of the Plan, which shall be controlling. The Committee reserves its rights to amend or terminate the Plan at any time without the consent of the Participant; provided, however, that PEPunits and LTC Awards outstanding under the Plan at the time of such action shall not, without the Participant’s written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law, including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which PepsiCo Common Stock is listed or quoted). All interpretations or determinations of the Committee or its delegate shall be final, binding and conclusive upon the Participant (and his or her legal representatives and any recipient of a transfer of the PEPunits or LTC Award permitted by this Agreement) on any question arising hereunder or under the Plan or other guidelines, policies or regulations which govern administration of the Plan.

11. Participant Acknowledgements. By entering into this Agreement, the Participant acknowledges and agrees that:

(a) the PEPunits and the LTC Award will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except for PEPunits and LTC Awards already granted under the Plan);

(b) the Participant has been provided a copy of PepsiCo’s Prospectus relating to the Plan, the PEPunits (and the shares covered thereby) and the LTC Award;

(c) PEPunits and LTC Awards are not a constituent part of the Participant’s salary and that the Participant is not entitled, under the terms and conditions of his/her employment, or by accepting or being awarded any PEPunits or LTC Awards pursuant to this Agreement, to require options, performance stock units, cash or other awards to be granted to him/her in the future under the Plan or any other plan;

(d) upon payment of PEPunits or LTC Awards, the Participant will arrange for payment to the Company an estimated amount to cover employee payroll taxes resulting from such payment and/or, to the extent necessary, any balance may be withheld from the Participant’s wages;

(e) benefits received under the Plan will be excluded from the calculation of termination indemnities or other severance payments;

(f) in the event of termination of the Participant’s employment, a severance or notice period to which the Participant may be entitled under local law and which follows the date of termination specified in a notice of termination or other document evidencing the termination of the Participant’s employment will not be treated as active employment for purposes of this Agreement and, as a result, vesting of unvested PEPunits or LTC Awards will not be extended by any such period; and

(g) this Agreement will be interpreted and applied so that the PEPunits and the LTC Award, to the extent possible, will not be subject to Code Section 409A. To the extent such awards are subject to Code Section 409A because of the Participant’s eligibility for Retirement, then payments limited to the earliest permissible payment date under Code Section 409A shall be made following a Change in Control only (i) upon a Change in Control if it qualifies under Code Section 409A(a)(2)(A)(v) (a “409A CIC”), and (ii) upon a termination of employment if it occurs after a 409A CIC and it constitutes a Section 409A separation from service (and in this case, the six-month delay of Code Section 409A(a)(2)(B)(i) shall apply to “specified employees,” determined under the default rules of Section 409A or such other rules as apply generally under the Company’s Section 409A plans). Notwithstanding any other provision of this Agreement, this Agreement will be modified to the extent the Committee reasonably determines is necessary or appropriate for such PEPunits or LTC Awards to comply with Code Section 409A.

12. Right of Set-Off. The Participant agrees, in the event that the Company in its reasonable judgment determines that the Participant owes the Company any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and if the Participant has not satisfied such obligation(s), then the Company may instruct the plan administrator to withhold and/or sell shares of PepsiCo Common Stock acquired by the Participant upon settlement of the PEPunits (to the extent such PEPunits are not subject to Code Section 409A), or the Company may deduct funds equal to the amount of such obligation from other funds due to the Participant from the Company (including with respect to any LTC Award) to the maximum extent permitted by Code Section 409A.

13. Electronic Delivery and Acceptance. The Participant hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. The Participant hereby consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

14. Data Privacy. Participant hereby acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Paragraph D.14. Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Participant’s ability to participate in the Plan. The Company and Participant’s employer hold certain personal information about Participant, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of PepsiCo Common Stock, or details of all options, performance stock units or any other entitlement to shares of stock awarded, cancelled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). PepsiCo and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and PepsiCo and/or any of its subsidiaries may each further transfer Data to any third parties assisting PepsiCo in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Participant’s authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Participant’s ability to participate in the Plan.

15. Stock Ownership/Exercise & Hold Guidelines. The Participant agrees as a condition of this grant that, in the event that the Participant is or becomes subject to the Company’s Stock Ownership or Exercise & Hold Guidelines, the Participant shall not sell any shares obtained upon settlement of the PEPunits unless such sale complies with the Stock Ownership and Exercise & Hold Guidelines as in effect from time to time.

16. Governing Law. Notwithstanding the provisions of Paragraphs D.10 and D.11, this Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of law rules or principles.

17. Choice of Venue. Notwithstanding the provisions of Paragraphs D.10 and D.11, any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Participant or the Company only in the courts of the State of New York or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and the Participant and the Company consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

18. Entire Agreement. This Agreement contains all the understanding and agreements between the Participant and the Company regarding the subject matter hereof.

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